97909
Exhibit 99.1

FuelCell Energy Appoints New Director to its Board

Christof von Branconi, EVP & COO of Tognum AG, replaces retiring Board member, Michael Bode, CEO of CFC Solutions GmbH

DANBURY, Conn. - Dec. 20, 2007 - FuelCell Energy, Inc. (NasdaqNM:FCEL) ), a leading manufacturer of high efficiency, ultra-clean power plants for commercial, industrial, municipal and utility customers, today announced the appointment of Christof von Branconi, 47, EVP and COO of Tognum AG’s Onsite Energy Systems & Components Division, to its Board of Directors. Mr. von Branconi joins FuelCell Energy’s Board as Mr. Michael Bode, CEO of CFC Solutions GmbH (a wholly-owned subsidiary of the Tognum Group), retires from the Board after 14 years of service.

Germany-based Tognum AG is one of the world’s leading suppliers of high-speed diesel engines and complete propulsion systems for ships, heavy land and rail vehicles as well as decentralized energy systems and industrial drive systems. Tognum employs more than 8,000 people worldwide and, in 2006, the Group generated revenue of around €2.5 billion. Its Munich-based subsidiary CFC Solutions GmbH provides ultra-clean stationary, onsite generation systems and is FuelCell Energy’s distribution partner for Europe. CFC Solutions markets the HotModule® which uses FuelCell Energy’s Direct FuelCell® (DFC®) technology with CFC Solutions’ balance of plant system.

“We welcome Mr. von Branconi to our Board of Directors and look forward to working with him,” said R. Daniel Brdar, Chairman and CEO of FuelCell Energy. “His depth of experience successfully managing heavy equipment businesses worldwide will be very helpful to us as we continue to expand our business domestically as well as abroad.”

Prior to Tognum AG, Mr. von Branconi was the Chief Operating Officer for Lurgi AG, a Frankfurt, Germany company specializing in chemical plant engineering, including renewables, synthesis gas, hydrogen, carbon monoxide as well as sulfur recovery. Mr. von Branconi’s prior roles at Lurgi included Manager of Controlling and Business Development. He was a regional director for ThyssenKrupp HiServe in Oberhausen, Germany as well as COO and CFO on the Executive Board for Technology and Commercial at Polyamid 2000 in Brandenburg, Germany.

“We thank Mr. Bode for his dedicated service,” Mr. Brdar commented. “He was a valuable counselor during his long tenure as we transitioned from a research and development contracts company to a commercial manufacturer of fuel cell power plants and we owe him a debt of gratitude.”

About FuelCell Energy Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s ultra-clean and high efficiency DFC® fuel cells are generating power at over 50 locations worldwide. The company’s power plants have generated more than 200 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives substantial funding from the US Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation , general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CONTACT:
FuelCell Energy, Inc.
Lisa Lettieri
203-830-7494
ir@fce.com